Exhibit 99.1

Web.com Group, Inc. 12808 Gran Bay Parkway West Jacksonville, FL 32258 T: (904) 680-6600 F: (904) 880-0350 NASDAQ: WEB

Web.com Announces the Expansion and Amendment of Existing Term Loan and Revolving Credit Facility

JACKSONVILLE, Fla. - May 18, 2017 - Web.com Group, Inc. (Nasdaq: WEB), a leading provider of Internet services and online marketing solutions for small businesses, today announced it has increased its existing term loan by $50 million and added $110 million of additional capacity to its current revolving credit facility. As of closing, these changes to its existing credit facilities did not increase the Company’s outstanding debt from the end of the first quarter of 2017. Web.com used the proceeds from the increased borrowing on the term loan to repay its current revolver balance.

“We are pleased with the upsizing of both our term loan and revolver. These changes, along with our strong free cash flow, give us additional flexibility and options to address our future debt maturity. The enhancements to our capital structure also speak to the strength of our business, and the increased liquidity enables us to continue our balanced approach to capital deployment,” said David L. Brown, chairman, chief executive officer, and president of Web.com.

As of May 18, the term loan has a balance of $430.3 million, and the revolver balance is zero with total availability of $260 million. The maturity and current interest rate, LIBOR plus 2.25%, of both facilities remain unchanged. The Company incurred customary one-time costs associated with this transaction.

About Web.com
Web.com Group, Inc. (NASDAQ: WEB) is a global provider of a full range of Internet services to small businesses to help them compete and succeed online. Web.com meets the needs of small businesses anywhere along their lifecycle with affordable, subscription-based solutions including domains, hosting, website design and management, search engine optimization, online marketing campaigns, local sales leads, social media, mobile products and eCommerce solutions. For more information, please visit www.web.com; follow Web.com on Twitter @webdotcom or on Facebook at facebook.com/web.com

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

Forward-Looking Statements
This press release includes "forward-looking statements" including, without limitation, statements about the changes to the Company’s term loan and revolving credit facility, together with free cash flow, providing flexibility to address upcoming debt maturities and future capital deployment, and the enhancements to our capital structure speaking to the strength of our business, are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. As a result of the ultimate outcome of such risks and uncertainties, Web.com's actual results could differ materially from those anticipated in these forward-looking statements. These statements are based on Web.com's current beliefs or expectations, and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including, without limitation, risks related to the successful offering of the products and services of Web.com; and other risks that may impact Web.com's business. Other risk factors are set forth under the caption, "Risk Factors," in Web.com's quarterly report on Form 10-Q for the quarter ended March 31, 2017 as filed with the Securities and Exchange Commission, which is available on a website maintained by the Securities and Exchange Commission at www.sec.gov. Web.com expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

Contacts

Investors:
Ira Berger
904-680-6909
Ira.Berger@web.com

Media:
Brian Wright
904-371-6856
Brian.Wright@web.com